Exhibit 10.67

FISCAL 2013 ANNUAL INCENTIVE PLAN

(Amending and Restating the Fiscal 2010 Annual Incentive Plan)

Introduction

The Fiscal 2013 Annual Incentive Plan, amending and restating the Fiscal 2010 Annual Incentive Plan (“AIP”) is a primary component of Exide Technologies and its affiliates (collectively, the “Company”) total compensation package for eligible employees. AIP is an annual cash incentive compensation program which provides rewards for employees based on the degree of achievement against annual individual performance objectives (including leadership standards assessment) and annual Operating Plan financial objectives.

Eligibility

Eligibility is determined by senior management within the guidelines established by the Company. In addition, eligibility for participation is determined by an assessment of the market practices for the position as well as the employee’s role with the Company. Participants are reviewed and participation is determined on an annual basis.

Target Award Levels

An annual target award level, expressed as a percent of base salary (in local currency), is established for each participant. The target award level is based on the participant’s role within the Company, internal equity within the Company, as well as the compensation levels and components for similar jobs found in the marketplace. The target award levels are approved by senior management (or the Board of Directors or its designee for certain senior officers) within the guidelines established by the Company.

AIP Metrics

The AIP design has two distinct components: 1) financial objectives and 2) individual objectives. The following is a description of these two components:

1)	Financial Objectives (AIP Reward Score Range: 0% to 200%)

Annually, the Company’s Operating Plan is presented to and approved by the Board of Directors. The AIP financial objectives for FY13 consist of enterprise metrics, derived directly from the annual Operating Plan, including Corporate Earnings per Share (EPS), Corporate Consolidated Operating Income (OI) and Corporate Free Cash Flow (FCF).

•	Corporate AIP participants have financial metrics which are weighted as follows:

Corporate/Enterprise Financial Metrics	Weight
Corporate EPS (GAAP)	50%
Corporate Consolidated Operating Income	30%
Corporate Free Cash Flow	20%

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Region AIP participants have 25% of their incentive determined based on Corporate metrics (Corporate EPS and Corporate Consolidated Operating Income). The remaining 75% of their financial metric weighting consists of metrics for their region (Americas, Asia Pacific, or Europe). For example:

Region Financial Metrics	Weight
Region Operating Income	50%
Region Free Cash Flow	25%
Corporate EPS (GAAP)	15%
Corporate Consolidated Operating Income	10%

Performance under the above financial metrics are measured against the Operating Plan to determine an AIP reward score for each metric. If the financial performance scores are below the minimum performance threshold, then it would result in 0% AIP reward score for that metric. Scores that fall between the minimum and maximum thresholds are interpolated (i.e., AIP reward slope is applied). Financial results that are at or above the maximum performance level produce a 200% AIP reward score for that metric. The following chart summarizes the performance/reward relationship (“slope”) between the financial performance (AIP financial metrics) and the AIP reward scores.

For example: If the Performance vs. Plan for a financial objective is 90%, the Reward Score for that metric is 75%.

Note:

The favorable/unfavorable impact of foreign exchange (FX) fluctuations on the corporate and region operating income results will be excluded.

2)	Individual Objectives (Reward Score Range: 0% to 125%)

The AIP Individual Objectives are set by the participants and their managers as part of the Performance Management Process (“PMP”). For FY13, the objective setting process provides a guideline for employees to have a maximum of five objectives.

AIP Award Calculation:

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The following chart illustrates how the Program works using as an example an AIP participant with a $50,000 salary and an AIP target of 10%. In this example, the AIP participant had an overall financial objective reward score of 75% (calculated from the example above) and scored 102% on his/her AIP individual objectives.

AIP Award Sample Calculation

*The Overall Score is determined by multiplying the AIP target amount by financial metric reward score and individual performance score (i.e., base salary x AIP target % x overall score) to yield an award. Final overall reward opportunity can range from 0% to 200% of target award level. Please note: After the AIP award calculation is performed; managers may then exercise business judgment to increase or decrease the amount of the award based on legitimate, non-discriminatory and bona fide business facts and circumstances involving the employee’s performance during the performance year to determine the actual award payment.

Overall Plan Trigger:

Corporate Consolidated Operating Income acts as a plan trigger for AIP; no plan payouts will be made for FY13 unless the Company achieves a specific Consolidated Operating Income level approved by the Board of Directors.

Payment

In order to receive the year end AIP award payout for the previous performance year, participants must be employed by Exide in an eligible position at the time of payout. AIP awards are typically paid in June for U.S. employees, after the final approval from the Board of Directors is received, or as soon as practicable thereafter. For non-U.S. employees, after final Board of Directors approval is received, awards are paid using payroll dates that are established based on local practices, customs and laws and as such will vary by country.

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